Exhibit 12


            UAL Corporation and Subsidiary Companies

        Computation of Ratio of Earnings to Fixed Charges


                                            Three Months Ended
                                                 March 31
                                            ------------------
                                            1999          1998
                                            ----          ----
                                              (In Millions)
Earnings:

   Earnings before income taxes            $ 123         $  96
   Losses of affiliates                        2             -
   Fixed charges, from below                 244           229
   Undistributed earnings of affiliates      (19)          (20)
   Interest capitalized                      (19)          (26)
                                            ----          ----
       Earnings                            $ 331         $ 279
                                            ====          ====

Fixed charges:

   Interest expense                        $  92         $  80
   Portion of rental expense representative
     of the interest factor                  152           149
                                            ----          ----
   Fixed charges                           $ 244         $ 229
                                            ====          ====

Ratio of earnings to fixed charges          1.36          1.22
                                            ====          ====

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